Bank of Lancaster is Getting Ready to Open Its Doors

KILMARNOCK, Va., Oct. 16, 2014 /PRNewswire/ -- Bank of Lancaster, a subsidiary of Bay Banks of Virginia, Inc. (OTCQB: BAYK), is only a few weeks away before the opening of its retail branch on Libbie & Patterson so there's plenty of activity going on at that location.

"We are very excited about opening a retail branch at Libbie & Patterson," said Randal R. Greene, President and CEO. "We will be offering a community bank to Richmond's West End clientele with a bit of a twist – fresh ideas and a good understanding of what people are looking for today. A great example of this is our newly introduced Extreme Banking which includes Online Banking, Mobile Banking & Mobile Deposit, customized Debit card with photo ID, and 10 free foreign ATM transactions to name only a few benefits. It's perfect for people on the go. With our Extreme Banking program and Golden Advantage – a highly successful, established program for those 55 and over, we will be offering banking programs unique to Bank of Lancaster and also will be beneficial in helping us build good customer relationships in Richmond. Being the 'new kid on the block' can have its advantages."

Since March of this year, Bank of Lancaster has established a solid presence in Richmond's West End at One Paragon Place. This office suite is the center for Bank of Lancaster's commercial and residential lending and future Wealth Management.

In addition, Bank of Lancaster recently closed on the purchase of another very desirable location on Robious Road and anticipates opening in the spring of 2015. "Richmond, as the State capital, is a very vibrant market with significant growth potential. While there are a number of banks here, we believe there are many opportunities for a strong community bank. In addition, many people in Richmond own second homes in the Northern Neck so we are very familiar with the type of financial institution and services that customers in the Richmond market are seeking and that is exactly who we are," stated Greene.

Bank of Lancaster recently held its first Richmond Community Board meeting chaired by Randy Reynolds, partner of Reynolds Development Company, LLC and a Bank of Lancaster Board Director. Greene stated, "We're extremely fortunate to have a dynamic group of business and community leaders from the Richmond area on our Community Board under the leadership of Randy, assisting us with the tremendous opportunities and growth prospects for our Company in Richmond."

In 2012, in order to increase equity capital to continue the execution of its strategic plan of future growth and earnings, Bay Banks of Virginia, Inc., the parent company of Bank of Lancaster turned to the Board, executive officers and members of the local community for support. This group alone purchased approximately 45% of the private stock offering which ultimately raised $9.35 million in new capital through a private placement of 2.2 million shares of its common stock. Such strong support from company leaders and the community is a testament to the Company's long-term franchise value and the commitment by the Board and management to the Company's success.

Bank of Lancaster expects to open its doors at Libbie & Patterson on November 3rd.

About Bay Banks of Virginia, Inc.

Bay Banks of Virginia, Inc. is the bank holding company for Bank of Lancaster and Bay Trust Company. Bank of Lancaster is a state-chartered community bank headquartered in Kilmarnock, Virginia. With eight banking offices located throughout the Northern Neck region, a residential lending production office in Middlesex County, and a new office in Richmond, Virginia, the bank serves businesses, professionals and consumers with a wide variety of financial services, including retail and commercial banking, investment services, and mortgage banking. Bay Trust Company provides management services for personal and corporate trusts, including estate planning, estate settlement and trust administration as well as financial planning, investment services, management of IRAs and other investment accounts.

For further information, contact Randal R. Greene, President and Chief Executive Officer, at 800-435-1140 or inquiries@baybanks.com.

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CONTACT: Kylie Bransford, 1-804-435-4106, kybransford@banklanc.com